EXHIBIT 99.1
                                                               NEWS ANNOUNCEMENT
FOR IMMEDIATE RELEASE

CONTACT:
Michael Doyle
Vice President and CFO
(800) 828-7115
MDoyle@EasyLink.Com


          EASYLINK POSTPONES EARNINGS CALL; ISSUES GUIDANCE FOR 2ND AND
                        3RD QUARTERS AND FULL YEAR 2005


PISCATAWAY, NJ - August 23, 2005 - EasyLink Services Corporation (NASDAQ: EASY), a leading global provider of services that power the exchange of information between enterprises, their trading communities and their customers, today announced that it has postponed its 2nd quarter earnings call that was scheduled for today at 10:30 a.m. EDT.

EasyLink previously announced that on August 3, 2005 it had retained Grant Thornton as its independent auditors. At that time EasyLink indicated that the earnings release could be delayed to allow Grant Thornton adequate time to complete its review of the 2nd quarter. In connection with its review, Grant Thornton has identified certain expense accruals and foreign tax liabilities related to prior periods that it has indicated may need to be adjusted to enable it to complete its review. The Company has reviewed these items and believes adjustments in these prior period accounts may be warranted and will discuss these adjustments with its former independent public accounting firm. The resolution of these identified adjustments will have no effect on revenue for any current or prior period. Based on current information, the Company estimates that the cumulative, net negative effect of these items on net income and stockholders' equity for all years through December 31, 2004 is less than $500,000 and on 1st quarter 2005 net income and stockholders' equity is approximately $300,000. Any adjustment in prior period accounts, however, would require the review and concurrence of the Company's former independent public accountants. The Company will be unable to announce its 2nd quarter earnings and to file its Quarterly Report on Form 10-Q until these adjustments are satisfactorily resolved. We estimate that this process will take approximately four to six weeks, at which time we will promptly reschedule the earnings call and file the Report on Form 10-Q. Because Grant Thornton has not completed its review of the 2nd quarter and the potential adjustments identified to date have not been reviewed by the Company's former independent public accountants, the Company's estimates of the effect of these adjustments are subject to change and additional adjustments may be identified.

Business Outlook

Consistent with prior guidance, EasyLink is estimating revenues for the 2nd quarter of just over $20 million and approximately break-even net income. EasyLink will provide further details when it announces its 2005 second quarter results.

EASYLINK REPORTS 2ND QUARTER 2005 RESULTS IN LINE WITH EXPECTATIONS      PAGE 2

EasyLink expects the following for the third quarter of 2005:

         o Total revenues of approximately $20 million and gross margin of approximately 60%. We anticipate our Transaction Delivery revenue to be in the range of $15 to $15.5 million and our Transaction Management revenue to be in the range of $4.4 to $4.6 million for the third quarter.

         o Net income per share is expected to be in the range of $.01 to $.02 (which includes a $2 million gain arising out of a planned asset disposition).

EasyLink expects the following for the full year 2005:

         o Our full year revenue is expected to be in the range of $80 to $81 million. We anticipate our Transaction Delivery Services revenue to be in the range of $62 to $63 million and our Transaction Management revenue to be in the range of $17 to $18 million for 2005.

         o Net loss per share, inclusive of the $2.5 million one time charge in the first quarter of 2005 and the $2 million gain arising out of a planned asset disposition, is expected to be in the range of $.04 to $.06 per share.


About EasyLink Services Corporation

EasyLink Services Corporation (NASDAQ: EASY), headquartered in Piscataway, New Jersey, is a leading global provider of services that power the exchange of information between enterprises, their trading communities, and their customers. EasyLink's networks facilitate transactions that are integral to the movement of money, materials, products, and people in the global economy, such as insurance claims, trade and travel confirmations, purchase orders, invoices, shipping notices and funds transfers, among many others. EasyLink helps companies become more competitive by providing the most secure, efficient, reliable, and flexible means of conducting business electronically. For more information, please visit www.EasyLink.com.

This news release may contain statements of a forward-looking nature relating to future events or financial results of EasyLink Services Corporation. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider the various factors that could cause actual events or results to differ materially from those indicated from such forward-looking statements. These include: the Company's 2nd quarter 2005 results estimated herein are subject to review by Grant Thornton LLP and any proposed adjustments to certain prior period expense accruals and foreign tax liabilities are subject to the review and approval of the Company's prior independent accountants; the need to raise additional capital; the ability to service our remaining indebtedness; the ability to continue as a going concern being dependent upon the ability to generate sufficient cash flow to meet our obligations on a timely basis, to obtain additional financing or refinancing as may be required, and to achieve and maintain profitable operations; significant leverage; the ability to attract additional customers or to expand services sold to existing customers; the ability to successfully implement our business strategy; significant competition; the risks inherent in integrating the EasyLink business; and the risk of being delisted from NASDAQ. These and other risks and uncertainties are described in more detail in the Company's filings with the Securities and Exchange Commission.